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                                                                Exhibit 99.1



Investor Contact                                         Media Contact
----------------                                         -------------
Lynn Anderson                                            Matthew Cossolotto
Phone: 561-805-8007                                      Phone: 914-245-9721


              APPLIED DIGITAL SOLUTIONS TICKER SYMBOL ON NASDAQ
                       EXCHANGE WILL APPEAR AS "ADSXE"


PALM BEACH, FL - MAY 22, 2002 - APPLIED DIGITAL SOLUTIONS, INC. (NASDAQ:
ADSXE), an advanced technology development company, announced that its ticker symbol will have an "E" appended to it.

As the company disclosed in a press release early yesterday, the timing of Grant Thornton's resignation as the company's outside auditors (on May 14, 2002) prevented the company from filing its Form 10-Q (filed on May 20,
2002) with an auditor's review. As a result, late yesterday afternoon, the company received a letter from the Nasdaq staff indicating that the Form 10-Q does not comply with Marketplace Rule 4310(c)(14), and, accordingly, an "E" will be added to its trading symbol. The letter indicated that the company's common stock is subject to delisting unless the company requests a hearing before a Nasdaq listing qualifications panel. The company has already informed Nasdaq that it intends to make such a request. In accordance with applicable Marketplace Rules, the hearing request will have the effect of staying any action pending the decision of the hearing panel. In the interim, the letter "E" will be appended to the company's trading symbol.

Scott R. Silverman, President of Applied Digital Solutions, commented on the notice from Nasdaq: "We have already informed Nasdaq that this deficiency is of a temporary nature and that we will hire new auditors in the very near future and file an amended, auditor-reviewed 10-Q as soon as the new auditors can help us do so. We are confident that we will be able to file the auditor-reviewed 10-Q in the very near future and come into full compliance with Nasdaq financial reporting requirements."

ABOUT APPLIED DIGITAL SOLUTIONS, INC.
Applied Digital Solutions (NASDAQ: ADSXE) is an advanced technology development company that focuses on a range of life-enhancing, personal safeguard technologies, early warning alert systems, miniaturized power sources and security monitoring systems combined with the comprehensive data management services


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required to support them. Through its Advanced Technology Group, the company specializes in security-related data collection, value-added data intelligence and complex data delivery systems for a wide variety of end users including commercial operations, government agencies and consumers.
For more information, visit the company's website at http://www.adsx.com.
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Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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